UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2024

Cboe Global Markets, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-34774	20-5446972
(Commission File Number)	(IRS Employer Identification No.)

433 West Van Buren Street

Chicago, Illinois 60607

(Address and Zip Code of Principal Executive Offices)

Registrant's telephone number, including area code (312) 786-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol	Name of each exchange on which registered:
Common Stock, par value of $0.01 per share	CBOE	CboeBZX

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Director

On February 5, 2024, Joseph P. Ratterman notified Cboe Global Markets, Inc. (the “Company”) that he resigned as a member of the Company’s board of directors effective immediately. Mr. Ratterman did not advise the Company of any disagreement with the Company on any matter relating to its operations, policies, or practices.

Election of Directors

On February 8, 2024, the Board of Directors (the “Board”) of the Company elected Erin A. Mansfield and Cecilia H. Mao, effective immediately, and increased the Board size to 12 directors. Mses. Mansfield and Mao will receive compensation for their service on the Board as non-employee members of the Board in the same manner as other non-employee members of the Board. For a description of the Company’s director compensation programs, see “Director Compensation” in the definitive proxy statement filed by the Company on March 31, 2023 in connection with its 2023 Annual Meeting of Stockholders; provided, however, that following such annual meeting, the value of the annual stock retainer for the Company’s directors increased from $155,000 to $170,000.

Erin A. Mansfield

Ms. Mansfield, age 63, is a retired Managing Director from Barclays PLC, a position she held from 2003 to 2023, where she served in multiple roles, including Global Head of Regulatory Relations & Policy, Global Head of Investment Banking Compliance and Chief Compliance Officer Americas. Prior to her time with Barclays, Ms. Mansfield was a Vice President at Goldman Sachs & Co. LLC in their Fixed Income, Currencies & Commodities group. Ms. Mansfield holds a B.A. degree from Vassar College.

Ms. Mansfield has been appointed to the Risk Committee and the ATS Oversight Committee of the Board, effective upon her election to the Board.

There is no arrangement or understanding between Ms. Mansfield and any other persons pursuant to which Ms. Mansfield was elected to serve on the Board.

Ms. Mansfield does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K. As disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, affiliates of Goldman Sachs Bank USA and Barclays Capital Inc. are or were agents and/or lenders under the Company’s revolving credit facility, the Company’s term loan facility and/or the Cboe Clear Europe credit facilities, and are or were the Company’s customers, including trading permit holders, trading privilege holders, participants or members.

Cecilia H. Mao

Ms. Mao, age 49, is currently Global Chief Product Officer at Equifax, having served in this position since 2020. Previously, Ms. Mao was with Oracle Corp. from 2014 to 2020, holding multiple positions including Director, Senior Director, and Vice President of Oracle Data Cloud. Prior to her time at Oracle Corp., Ms. Mao held management positions at Verisk Analytics, FICO, and other technology companies. Ms. Mao graduated from the University of California, Berkeley with a B.A. degree.

Ms. Mao has been appointed to the Finance and Strategy Committee of the Board, effective upon her election to the Board.

There is no arrangement or understanding between Ms. Mao and any other persons pursuant to which Ms. Mao was elected to serve on the Board.

Ms. Mao does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(d) of Form 8-K.

Chief Accounting Officer

Effective February 8, 2024, Allen Wilkinson was appointed Senior Vice President, Chief Accounting Officer of the Company, in replacement of Jill Griebenow, who resigned from such role in connection with Mr. Wilkinson’s appointment. Ms. Griebenow remains Executive Vice President, Chief Financial Officer of the Company.

Allen Wilkinson, age 36, served as Vice President, Controller of the Company’s subsidiaries, from June 2021 to February 2024 and has been employed in the financial area in various roles since April 2018. Prior to that, he also held various positions at PricewaterhouseCoopers LLP from January 2011 to April 2018. Mr. Wilkinson is a certified public accountant and holds master’s and bachelor's degrees in accounting from the University of Missouri – Columbia.

Mr. Wilkinson does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K or Item 5.02(c) of Form 8-K.

Mr. Wilkinson will initially receive an annual base salary of $310,000, with a targeted annual bonus of $170,500 and a targeted annual equity incentive award having a grant date value of $150,000.

Item 9.01.   Financial Statements and Exhibits

(d) Exhibits.

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CBOE GLOBAL MARKETS, INC.
(Registrant)
By:	/s/ Patrick Sexton
Patrick Sexton
Executive Vice President, General Counsel and Corporate Secretary
Dated: February 9, 2024